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                        QUICKTURN DESIGN SYSTEMS, INC.
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CONTACTS:
      QUICKTURN DESIGN SYSTEMS, INC.            ABERNATHY MACGREGOR FRANK
      Raymond K. Ostby                          Pauline Yoshihashi/Matt Sherman
      Vice President-Finance & Administration   (213) 630-6550/(212) 371-5999
      (408) 914-6633

FOR IMMEDIATE RELEASE

               QUICKTURN SEEKS $225 MILLION CLAIM FOR DAMAGES
                            FROM MENTOR GRAPHICS

 QUICKTURN WINS FIFTH CONSECUTIVE ROUND IN MENTOR PATENT INFRINGEMENT BATTLE

SAN JOSE, Calif., -- October 5, 1998 -- Quickturn Design Systems, Inc.
(Nasdaq: QKTN) announced today that it has submitted preliminary damage claims in excess of $225 million in its U.S. District Court (Oregon) patent infringement lawsuit against Mentor Graphics Corporation (Nasdaq: MENT). This amount is comprised of at least $75 million of damage claims along with a request that the court award an additional $150 million of treble damages on the basis that Mentor willfully infringed Quickturn's patents. Willful infringement is grounds for a court to award up to treble damages in such cases. The trial is scheduled to begin December 1, 1998. The International Trade Commission (ITC) has already ruled that Mentor submitted "false and misleading" evidence in support of their defenses to the same Quickturn patents and described Mentor's defenses as "thoughtless, reckless and harassing."

    Keith R. Lobo, Quickturn's president and chief executive officer, said, "We believe that Mentor understands the full scope of their exposure in this case. We believe that this exposure is the primary reason that they are trying to buy Quickturn with their unsolicited tender offer. If they are successful in their takeover bid, they will essentially be paying these damages to themselves instead of to Quickturn and its stockholders, to whom that money belongs."

    Quickturn also announced today that it won the fifth consecutive round in its continuing legal battle to stop Mentor from infringing Quickturn's intellectual property. On September 28, 1998, the U.S. Court of Appeals for the Federal Circuit denied Mentor's final appeal of the preliminary injunction granted to Quickturn on August 1, 1997 by Judge Redden of the U.S. District Court (Oregon). This ruling reaffirms the Federal Circuit's August 5, 1998 denial of Mentor's appeal of the Oregon District Court's preliminary injunction. Seven days after this denial, Mentor commenced its unsolicited takeover bid for Quickturn.

                                   -more-
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                                     -2-

        Quickturn has been fighting Mentor since late 1995 in two U.S. courts and one German court to prevent Mentor from importing, selling, distributing or manufacturing certain hardware emulation systems and their components which have been found to infringe certain Quickturn patents.

        Quickturn has won every round in these cases during the three years since Mentor filed the initial suit attempting to invalidate certain Quickturn patents and asking the courts to declare that Mentor's products do not infringe those patents. These five rulings in Quickturn's favor have consistently upheld the validity of Quickturn's patents and have verified that Mentor's hardware emulation systems infringe Quickturn's patents. These Quickturn wins have included: (1) the August 1996 Temporary Exclusion Order issued by the ITC; (2) the August 1997 denial of Mentor's appeal of the ITC's Temporary exclusion order; (3) the August 1997 Permanent Exclusion Order issued by the ITC which precludes Mentor from importing infringing products and components until 2009; (4) the August 1997 Preliminary Injunction issued by the U.S. District Court (Oregon) which precludes Mentor from manufacturing or selling their infringing products in the United States; and (5) the September 1998 denial of Mentor's appeal of the District Court's preliminary injunction.

        Quickturn Design Systems, Inc. is the leading provider of verification products and time-to-market engineering (TtME/TM/) services for the design of complex ICs and electronic systems. The company's products are used worldwide by developers of high-performance computing, multimedia, graphics and communications systems. Quickturn is headquartered at 55 W. Trimble Road, San Jose, CA 95131-1013; Telephone: 408/914-6000. For more information, visit the Quickturn Web site at www.quickturn.com or send e-mail to info@quickturn.com.


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